Exhibit 21.1

Blockbuster Inc. Subsidiaries

At July 12, 2011

Blockbuster Argentina, S.A.

Blockbuster Canada Co.

Blockbuster Canada Inc.

Blockbuster Entertainment (Ireland) Limited

Blockbuster International Spain Inc.

Blockbuster Italia, S.p.A.

Blockbuster Polska Sp. Z.o.o.

Blockbuster Video Espana S.L.

Blockbuster Video Italy, Inc.